Sturm, Ruger & Company (Annual Meeting) May 8, 2019

Corporate Speakers:

•	Charles Michael Jacobi, Sturm, Ruger & Company, Inc., Chairman of the Board
•	Ronald C. Whitaker, Sturm, Ruger & Company, Inc., Director
•	Kevin B. Reid, Sturm, Ruger & Company, Inc., VP, General Counsel & Corporate Secretary
•	Phillip C. Widman, Sturm, Ruger & Company, Inc., Director
•	Sandra S. Froman, Sturm, Ruger & Company, Inc., Director
•	Christopher J. Killoy, Sturm, Ruger & Company, Inc., President, CEO & Director

Participants:

•	Colleen Scanlon, Catholic Health Initiatives, Analyst
•	Laura Krausert, Adrian Dominican Sisters, Analyst
•	Unidentified Shareholder

PRESENTATION

Charles Michael Jacobi: Good morning. I want to personally welcome you to the 2019 Sturm, Ruger & Company, Inc., Annual Meeting of Shareholders.

As many of you know, I am Mike Jacobi; I have served on the Ruger Board of Director since 2006, and I've had the pleasure of being the Board Chairman since 2010. I'm extremely pleased to announce that effective today Ronald C. Whitaker is now the Chairman of the Board. Ron also joined the Ruger Board in 2006, so we have served together since then. His biography is contained in our proxy materials and I encourage you to read it. It is impressive to say the least. As we note there, Ron's significant executive, Board and firearms experience make him an excellent Board member and I believe and I am confident the Board agrees, Chairman. I would hasten to add that this is just part of our normal Board rotation and refreshment process. I will continue to serve on the Board; just not as Chairman. I thank you for your support all these years and look forward to continuing to serve our shareholders.

And with that I will turn it over to Ron.

Ronald C. Whitaker: Thank you, Mike, and before I call the meeting to order, I'd just like to give my personal thanks to Mike for his dedication to this Company. I've had the pleasure of knowing all 4 of Sturm, Ruger's Chairmen of the Board. Two of them I competed against and they were good competition; they were wonderful people. And they had the industry in mind during their entire service to the Company. Two of them, I served under Admiral Service and Mike. And I can't tell you how much I learned from each of them, and how wonderful it was to have intelligent, forward-thinking people like Mike and Admiral Service as Chairman. I'm humbled to be part of that list and I hope that I can continue the tradition. So I thank you very much, Mike.

I'd like to call the meeting to order now, please. Just before the meeting, the Board of Directors met and unanimously passed the resolution that I shall enter into the record. Whereas C. Michael Jacobi, having been first elected to the Board of Directors of Sturm, Ruger & Company, Inc. in June 2006 and elected as Chairman of the Board on April 28, 2010 and, whereas Mr. Jacobi has served admirably and with distinction as Chairman of the Board in a manner which has been honorable, forthright, supportive and beneficial to the corporation's success; and whereas Mr. Jacobi will step down as Chairman of the Board effective May 7, 2019; and whereas the Board wishes to express this recognition of Mr. Jacobi's exceptional leadership and years of loyal, faithful service and contributions as the Chairman of the Board; and now therefore be it resolved that the members of the Board of Directors and the employees of Sturm, Ruger & Company Inc., hereby recognize Mr. Jacobi and convey their deepest appreciation for his unwavering dedication and many years of valuable service as Chairman of the Board; and be it further resolved that the corporate secretary is authorized to record this resolution in the permanent records of the corporation. Thank you, Mike.

Charles Michael Jacobi: Thank you.

Ronald C. Whitaker: I'd like to call the meeting to order. As you've heard, I'm Ron Whitaker. I'm the Chairman of the Board. It's my pleasure on behalf of the directors and officers of Sturm, Ruger & Company, Inc. to welcome those present, including those attending the meeting through our webcast to the 2019 annual meeting of shareholders. As a reminder, please silence your cell phones during the meeting. At this time, I'd like to introduce the Company's other directors. Mike Jacobi, who served as Chairman until just yesterday, and who you just heard from; John A. Cosentino, Jr., who is our Lead Director and Vice Chairman; Michael O. Fifer, who is also a Vice Chairman; Sandra S. Froman; Christopher J. Killoy, who was our President and CEO; Terrence G. O'Connor, Amir P. Rosenthal and Philip C. Widman. Our Company officers are Thomas A. Dineen, Senior Vice President, Treasurer and Chief Financial Officer; Thomas P. Sullivan, Senior Vice President of Operations; Kevin B. Reid, Sr., Vice President, General Counsel and Corporate Secretary; Shawn C. Leska, Vice President, Sales; Sarah F. Colbert, Vice President of Administration; Robert J. Werkmeister, Jr., Vice President of Marketing; Michael W. Wilson, Vice President of Mayodan Operations; Tim Lowney, Vice President of Prescott Operations and [Randy Wheeler], who is our Vice President of Newport Operations and Ruger Engineered Components is not here today. I'd like to note that Randy and Tim became, Vice Presidents effective April 1 of this year, and I want to congratulate them both on their promotion, which are well deserved. I'd also like to introduce Jeffrey LaGueux and Craig Dent, an Outside Counsel from Patterson Belknap Webb & Tyler, Andy Warren our independent auditor from RSM US LLP, who is available after the meeting to answer any appropriate questions you may have. And Philip Meyer, our stock transfer agent from Computershare Investor Services. I have a few rules that I'd like us all to follow today. In fairness to all stockholders attending the meeting or listening to the webcast and in interest of having a fair, informative, orderly and constructive meeting, the following rules of conduct and procedure will apply. All share stockholders, proxy holders and other authorized representatives must register at the reception desk before entering the room for the meeting. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without expressed written permission by the Company. Only stockholders of record of the Company's common stock on March 15, 2019, or their proxy holders are entitled to vote at this meeting. Only stockholders of record, properly credentialed proxy holders or invited guests such as analysts may address the floor during the question and answer period when the Chairman -- I, indicate the floor is open to discussion or questions. To ensure an orderly question and answer period, everyone received a badge when registering either green or red. The green badges designate individuals who are stockholders, properly credential proxy holders or invited guests of the Company. Only individuals with green badges will be permitted to ask questions during the question and answer period. If you have a red badge, you will not be permitted to ask questions. Stockholder questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated with the maximum time limit of 2 minutes. Third, the meeting is not to be used as a forum to present general economic, political or other views that are not directly related to the business of the Company. The views and comments of all stockholders are welcome. However, the purpose of the meeting will be observed. And I will stop discussions that are irrelevant to the business of the Company or conduct of its operations, related to pending or threatening litigation --threatened litigation, derogatory references that are not in good taste, longer than 2 minutes, substantially repetitious of statements made by other stockholders or related to personal grievances. Fourth, if there is any matter that is of individual concern to a stockholder and is not an appropriate subject matter for general discussion, please defer discussion of such matter until after the meeting. At that time or some other mutually convenient time, an officer of the Company will be available to meet with stockholders to discuss such matters. You may also contact the Company following the stockholder meeting by calling area code (203) 259-7843. I'll say it again (203) 259-7843 and selecting the Investor Relations option. Fifth, the Chairman of the meeting shall have the authority necessary to preside over the meeting and make any and all determinations with respect to the conduct of the meeting and procedures to be followed during the meeting. And finally, the Chairman will consider the violation of these rules cause for expulsion from the meeting. In the event of disorder, the Chairman may immediately adjourn the meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly before the meeting. Thank you for your cooperation. We'll now conduct the regular business of the meeting followed by Chris Killoy's presentation to the stockholders and a question-and-answer period. Our agenda for the formal meeting -- the formal matters to be brought before the stockholders today will be as follows: One, to take care of the necessary appointments and documentation for the meeting; Two, to establish a quorum; and three, to take votes on items of business properly brought before the meeting. These items of business are: first, to elect 9 directors to serve on the Board of Directors for the ensuing year; second, to ratify the appointment of RSM US LLP as the Company's independent auditors for the 2019 fiscal year; three, to hold an advisory vote on the compensation of the Company's named executive officers; and four, any other business as may properly come before the annual meeting or any adjournment or postponement thereof. As the Company's bylaws provide, I will act as Chairman and conduct the meeting. Corporate Secretary, Kevin B.

Reid Sr., will act as secretary of the meeting and was appointed as inspector of elections before the meeting. As inspector, Mr. Reid will determine the presence of a quorum and serve as judge on all matters requiring a stockholder vote at this meeting. Let the meeting of today's meeting show all of the documents concerning the call and notice of this meeting are available here for inspection by any stockholder and will be filed with the records of the Company, including a copy of the notice of availability of proxy materials; an affidavit of mailing, certifying that the proxy materials were mailed to the stockholders of record of the Company; the signed oath and report of the inspector of elections; and a list of registered stockholders entitled to vote at this meeting. We have previously supplied each stockholder of record with a notice regarding availability of proxy materials that contained instructions on how to access the Company's proxy statement and Form 10-K. Extra copies of these documents are available in the back of the room. Additional proxy forms are available for anyone here who has not submitted a proxy and would like to do so, or for anyone here who has submitted a proxy that he or she would like to change. If so, please see Philip Meyer of Computershare at this time. Philip is in the back. If you are voting in person today, you may give your proxy form to Mr. Meyer at any time during this meeting up until the vote is closed on the regular -- on voting matter. In the interest of time, we encourage you to do so as soon as possible. The bylaws of the Company provide that a majority of the voting stock shall constitute a quorum for the transaction of business at this meeting based on proxies and stockholders present. Mr. Reid, may we have the report of the inspector of elections on whether or not a quorum is present?

Kevin B. Reid: Mr. Chairman, the proxies received by the Company in connection with the 2019 annual meeting of stockholders of the Company have been examined and have been found to be in proper form. And there are present at the meeting, in person or by proxy, at least 16,657,742 shares or 95.4% of the shares outstanding of the Company, which are entitled to vote. Such shares constitute a quorum for the transaction of business at the meeting.

Ronald C. Whitaker: Thank you. Because the quorum is present, his meeting will proceed. Mr. Reid, were there any additional stockholder nominations or proposals for business for this meeting properly filed U.S. Corporate Secretary in accordance with the advanced notice requirements of the Company's bylaws other than those already mentioned?

Kevin B. Reid: No, Mr. Chairman, there were not.

Ronald C. Whitaker: As a result, the business of this meeting is limited to the matters set forth on the agenda. Detailed information on each of the proposals is included in the proxy statement, copies of which are available in the back of the room. The first order of business is to elect directors for the ensuing year. As indicated in the Company's proxy statement, 9 directors will be elected at today's meeting. Those directors receiving the highest number of votes, or a plurality of votes, of shares present in person or by proxy at this meeting, will be elected as directors of the Company, to serve until the 2020 annual meeting of stockholders, and until their successors are duly elected and qualified. As indicated in the Company's proxy statement, the board of directors has nominated the following persons to serve as directors: Myself, Ronald C. Whitaker, John A. Cosentino, Jr., Michael O. Fifer, Sandra S. Froman, C. Michael Jacobi, Christopher J. Killoy, Terrence G. O'Connor, Amir P. Rosenthal, and Phillip C. Widman. The Company's bylaws require that a stockholder give advance notice to the Company in order to nominate any person as a director. Because no such notice was received, I hereby declare the nominations for directors closed. The second order of business on the agenda is the ratification of the board's appointment of RSM US LLP as the Company's independent auditors for the 2019 fiscal year. The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required to ratify the appointment of RSM US LLP as our independent auditors for the 2019 fiscal year. At this time, I call upon Phillip C. Widman, the Chairman of our audit committee, for the audit committee's recommendation.

Phillip C. Widman: Mr. Chairman, Mr. Chairman, I move that the action of the Board of Directors in selecting RSM US LLP as independent registered public accounting firm for the Company's 2019 fiscal year be ratified and approved.

Ronald C. Whitaker: Are there any remarks on the selection of the independent auditors? Hearing none, we'll move to the next. The third order of business on the agenda is an advisory vote to approve the compensation of the Company's named executive officers, as described in the 2019 proxy statement, otherwise known as the say-on-pay vote. While the vote is not binding on the Board or the Company, we will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers. The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required to approve, on an advisory basis, the say-on-pay vote. At this time, I call upon Sandra S. Froman, a member of the compensation committee, for the compensation committee's recommendation.

Sandra S. Froman: Mr. Chairman, I move that the compensation of the Company's named executive officers as described in the 2019 proxy statement be approved by advisory vote of the stockholders of record of the Company as of March 15, 2019.

Ronald C. Whitaker: Are there any remarks on the motion to approve the compensation of the companies named executive officers by advisory vote? Hearing and seeing none. This concludes the discussion on all former matters to be brought before the shareholders and we will commence to vote on these matters.

Kevin B. Reid: The polls are open as of 9:19 a.m. on May 8, 2019, for each matter to be voted on upon.

Ronald C. Whitaker: The time has come to vote on the matters properly before the meeting. Ballots will be passed out to any shareholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy. Would anyone like?

Kevin B. Reid: Is there anyone here who wants to vote by ballot, who has not already done so? Seeing no one, the polls for all voting matters are now closed at 9:20 am, on May 8, 2019.

Ronald C. Whitaker: The voting is complete. Accordingly, I will now ask the Inspector of Elections for a report on each vote.

Kevin B. Reid: Mr. Chairman, we've completed the tabulation of votes with following results. On the first proposal, the election of 9 directors, I'll report that the following nominees have been elected as directors of the Company to serve until the next annual meeting of stockholders. John A. Cosentino, Jr., Michael O. Fifer, Sandra S. Froman, C. Michael Jacobi, Christopher J. Killoy, Terrence G. O'Connor, Amir P. Rosenthal, Ronald C. Whitaker, and Phillip C. Widman. On the second proposal, the ratification of the independent auditors for 2019, I report that a majority of the shares present and voting were cast for the approval of RSM US LLP as the Company's independent registered public accounting firm for 2019, and their selection is therefore ratified. On the third proposal, the advisory vote on the compensation of the named executive officers as presented in the proxy statement, I report that a majority of the shares present and voting were cast for the approval of the compensation of the Company's named executive officers.

Ronald C. Whitaker: Thank you, Mr. Reid. The Chair declares that all of the nominees for director name in proxy -- named in the proxy statement have been elected, and 2 proposals have passed. I now direct that Mr. Reid -- I know direct to that Mr. Reid prepare a written report off the results of the election, to be incorporated into minutes of this meeting and included in a Form 8-K. This concludes the formal business of the meeting. At this time I'd like, Kevin Reid, our Vice President and General Counsel to read a cautionary statement after, which our, President and Chief executive officer, Chris Killoy, will report on the Company's business to the shareholders -- stockholders followed by the short question and answer period for those present.

Kevin B. Reid: We want to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2018, and Form 10-Q for the fiscal quarter ended March 31, 2019. Copies of these documents may be obtained by contacting the Company or the SEC or on the Company's -- also on the Company website at www.ruger.com/corporate, or of course at the SEC website at www.sec.gov. We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2018, and our Form 10-Q for the period ended March 30, 2019, which are also posted to our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Christopher J. Killoy: Good morning, everyone. Thank you for joining us here today and thank you for your interest in our Company. Today I want to share a little bit about our Company. We're a lot more than the steel, aluminum, wood and polymers that go into our products. We're more than a financial results expressed in dollars or earnings per share. We're a group of hard working folks engaged in conceiving, designing, manufacturing, selling and servicing a fantastic array of rugged, reliable, firearms. About a year ago, I was approached by one of our associates who felt that our previous vision statement left something to be desired and could be improved upon. Feeling not -- feeling no pride of authorship, I said go for it. And we put together a group of folks from all disciplines and locations to come up with a better statement that more accurately reflects who we are. So here it is. This is our vision. We aim to be a world leader that provides a spirit of freedom, recreation and peace of mind to a responsible customers for generations to come. I thought the aim part was very clever. So -- Then we drill down a little further. In September of last year, we took our senior staff, the Company officers that you see assembled here today, to the U.S. Military Academy at West Point. There we took part in a series of exercises and discussions that result in our collective agreement on 4 key values that best represented the way we conduct ourselves and the way we run our Company. First, innovation. Drive the development exciting new products, while continually improving all aspects of the business. If you know anything about Ruger, you know that innovation is the key to our success. New products are the lifeblood of our Company and our customers know they can count on Ruger to deliver exciting products year in and year out. Team work. Ruger is a big team, approximately 1,800 of us working at multiple factories and doing a variety of tasks. However, we know that the key to our success and achieving our collective goals can only be accomplished through team work. These are some of our folks to work out in our Ruger Precision Metals facility in Earth City, Missouri. Respect, this one is simple. Basically the golden rule, treat others as we want to be treated, this applies to our coworkers, our customers and our suppliers. And finally, integrity. Be honest, ethical and fair in everything we do. We set a high bar for ourselves. We will always try to choose harder right over the easier wrong. Whether that means instituting a recall for a product, because we're not satisfied with its performance, whatever the issue, we take responsibility and we own the results. The bottom line, Ruger as a Company made up of honest hard working Americans who come to work every day, giving 100% of themselves to deliver outstanding rugged, reliable, firearms to the public. We're arms makers for responsible citizens. Well, I'll give you a little bit of an update on the market and a little bit of history here, as we look back in time and then look forward. This data shown here is from the National Shooting Sports Foundation or NSSF, our industry trade association. Shows new firearms available to U.S. consumer market over time, basically, production, less exports plus imports. Shown from 1991 through 2017, the most recently publicly available data from the ATF and the commerce department. I got in this industry in 1989, so I've witnessed most of these trends firsthand. The couple of key takeaways I'd like you to think about. Over the long term this market has demonstrated very solid growth. During this period you saw the implementation of the federal SAW weapons ban in 1994 and the expiration of the ban in 2004. We've also been witnessed to a significant expansion of our rights to carry a firearm concealed. Shown here on this chart is what the landscape looked like in 1991. There was one unrestricted state, Vermont, if you can believe it, 16 shall issue states, 19 may issue states and 14 no issue states. By 2019, 16 unrestricted states, 26 shall issue, 8 may issue and 0 no issue states. What a difference in our ability to exercise our second amendment rights in the form of concealed carry. But along the way, the ride hasn't always been smooth. We've experienced numerous political changes at the federal, state and local levels throughout this period. As you -- I've noted before the long term trend has been good, but there have been plenty of speed bumps along the way. The other key takeaway to remember here is during this period shown, there's been 16 year-over-year up years and 10 year-over-year down years. So it's not always smooth sailing. When you look at the adjusted NICS data over shorter period and NICS is an acronym for the National Instant Check System and the adjustments we refer to are done by the National Shooting Sports Foundation to account for administrative checks that are more likely to represent applications and renewals and not necessarily the purchase of a firearm. Again, the trend is slightly positive, but over the last couple of years, as you can, see 2015, '16 and '17 and '18 not as much. In fact, the current market has been a challenging one. We see in Remington, one of the great names in our industry, filed Chapter 11 just last year. We've seen a large distributor of ours AcuSport and several large retailers file bankruptcy as well. And we've seen significant consolidation, evidenced with the acquisition of Cabela's by Bass Pro Shops. As I noted during several of our quarterly conference calls, there is still excess capacity at all levels within our industry. We've seen some companies employing very short sighted measures to try and keep up. Things like extended payment terms or discounts in exchange for an order they can ship before the end of the month or the quarter. We don't do that. Our terms are 2%, 30 days, net 40. We're seeing competitors "Work with struggling accounts to try to give them preferential terms and discounts". We don't do that either. Why should we give a better deal to a customer who doesn't pay their bills on time versus a customer who's always upfront with us and pays our bills when they're due? This disciplined and fair manner in the way we run our Company, I believe, sets us apart from the competition. I mentioned before, one of our key value is innovation. New product area and you got a chance to see some of those out of the back table. Recently, we had a slew of innovative and exciting new guns that have launched. These are some impressive numbers up here, 2018 and year-to-date 2019, 44 new products covering 60 different models. Over 300 distributor exclusives and these are a variety of standard models with different barrel lengths, finishes, camouflage patterns et cetera. And this is a real strategic advantage for Ruger. Our ability to produce short runs of 300, 500 or 1,000 guns for a specific customer, whether it's a distributor or even a retailer, has proven to be very successful and a profitable niche. Over 700 variations covering approximately 40 product lines. We know that to succeed in this market, we need to listen to the voice of the customer and deliver exciting new products.

And these products cover the full range -- everything from the shooting sports, from the beginner to the serious competitor hunting, from small game, varmint hunting to dangerous game. And also in the protection category -- forest, concealed carry, home protection and law enforcement. One of my favorites that we just launched, The Wrangler, this is a single-action revolver in .22 long rifle, it looks a lot like our Single-

Six that's been in the product line for decades, but with important difference. This revolver carries a suggested retail price of $249 and is expected to retail on the shelf at under $200. In this market, we know just how effective that price point can be. We just launched this gun a few weeks ago and it is off to a fantastic start. The Wrangler, by the way, is built right here in New Hampshire at our Newport factory.

The Ruger Precision Rifle has set the standard for long range shooters for several years now. We recently launched the Magnum Precision Rifle, which allows us the chamber rounds such as .300 Lapua, ..338 Lapua and most recently a .300 PRC cartridge. We help drive interest and excitement in the sport of long range shooting and will continue to do so to capitalize on our leadership in this area. Precision Rifle is also built here in Newport. We have 3 rifles chambered in the new Winchester designed straight-walled .350 Legend cartridge at the NRA Annual Meeting in Indianapolis just 2 weeks ago. This new round which premiered at SHOT Show earlier this year caused quite a stir. It offers more energy than the classic 30-30 Winchester and less recoil than the .243 Winchester. We launched 2 models in American Ranch rifle and one in the AR-556 MPR.

Another key strength of ours is speed to market. We are first major firearms manufacture to launch rifles in this new cartridge; we even beat Winchester to the market on the rifle side, again another key differentiator for our Company as we navigate tough markets. These rifles were all built in our factory in Mayodan, North Carolina.

In 2018, one of the most successful products that we launched and really in the entire industry was the 9mm Luger Pistol Caliber Carbine. We've recently followed up with different colored cerakote models, camouflaged models and just recently models chambered in .40 caliber and models configured with a free-float handguard. And we have some exciting new models in the works with Pistol Caliber Carbine, so stay tuned. Pistol Caliber Carbine is built here in Newport as well. In 2018, one of the most successful products we launched was the Security-9 pistol. It is a mainstay for us in 2018. We recently introduced a compact model of Security-9, which we think will be a big hit for those folks looking to carry this product concealed. We also added a laser clip equipped model and several other variations as distributor specials. Security-9 line of pistols is built at our plant in Prescott, Arizona.

Another very exciting segment of new offerings from Ruger comes from our Custom Shop, launched in Q4 of 2018. With our Custom Shop models we start with an existing platform and take precision and performance to a brand new level. We have some very cool examples of some of our initial Custom Shop offerings in the back of the room today the Super GP, a very cool 10/22 rifle and Doug Koenig signature model 9mm 1911 pistol. Please check them out if you have not done so already.

Speaking of Doug Koenig, he is a Captain of Team Ruger, our competitive shooting team. Over the course of 2018 and 2019, we have added to our roster to include top male and female competitors, junior shooters, instructors and one gent, medically retired army veteran and former Black Hawk helicopter command pilot, Trevor Baucom, who competes from a wheelchair. We're very excited to have all these folks shooting for Team

Ruger and representing us in matches throughout the country. We also work with members of our shooting team to help us design better guns. We use their inputs with our engineers and so far it's been a great partnership.

Let me take a few minutes to talk a -- brief discussion about our financial performance. As our Q1 earnings were released last night along with 10-Q filing. And of course our 10-K filing includes all information associated with our financial performance in 2018. You can find all of this information and all of our filings with the Securities Exchange Commission on our website ruger.com in the Investor Relation section. On this chart here our Q1 performance is in the leftmost column.

We announced today that for the first quarter of 2019 the Company reported net sales of $114 million and diluted earnings of $0.74 per share, compared with net sales of $131.2 million and diluted earnings of $0.81 per share in the first quarter of 2018. In the first quarter of 2019 net sales and earnings per share decreased 13% and 9% respectively from the first quarter of 2018 due to a decline in overall market demand.

As evidenced by the 8% decrease in National Instant Criminal Background Checks or NICS adjusted by the National Shooting Sports Foundation. Sales of new products, including the Pistol Caliber Carbine, the EC9s pistol, the Security-9 pistol and a Precision Rimfire pistol represented $20.9 million or 20% of firearm sales in the first quarter of 2019. New product sales for this arm measurement include only major new products that were introduced in the last 2 years. Cash used by operations during the first quarter of 2019 was $10.7 million. At March 30, 2019 our cash and short term investments totaled $135 million.

Our current ratio is 4.1:1 and we have no debt. Speaking of cash, our cash balance at the end of April was up to $150 million. And our disciplined approach to running the Company has rewarded long term shareholders of Ruger stock. Since 2006, we've returned $470 million to shareholders, $301 million in quarterly and special dividends and $169 million through stock repurchases. As a reminder we pay a variable dividend each quarter, currently set at 40% of net income. To put things in perspective, consider that Ruger had consistently earned returns on invested capital that are in the very top tier of all public companies. In 2018, Ruger's return on invested capital was approximately 21%, that's a 180% higher than the median for all companies in the consumer discretionary category.

And it's also significantly higher than our other public Company competitors in our industry. Remember, returns on invested capital or ROIC is what we control. How well we invest shareholder funds as opposed to stock market performance, which can deviate significantly from operating results. We believe that this speaks well of our ability to understand our customers, develop and invest in new products they will buy and not invest in products they would not buy and it helps us gauge risk to our business and our reputation. As I am sure you are all aware at last year's annual meeting, a majority of shareholders voted in favor of a shareholder proposal that required us to issue a report.

We spent an enormous amount of time preparing the report and ensuring that we fully address the issues raised in the proposed.

Now this effort did nothing to increase shareholder value. What it did, however, was demonstrate the Company's continued commitment to the values espoused by Bill Ruger as back in the 1980s. In fact, our efforts to promote the safe and responsible use of firearms goes back over 60 years. In 1955, only a few years after the Company was founded, Ruger pioneered the practice of running full-page safety ads in the most popular firearms magazines, reminding consumers that with the right of only a firearm goes the constant responsibility of handling it safely and using it wisely. This is a very detailed report. If you have not seen it, I encourage you to read it. We have copies available in the back of the room and we have links on our website as well in the Investor Relations section. Ruger initiated the practice of shipping pistols with a gun lock in 1987. Bear in mind, there is no legal obligation to do this. We expanded this practice and have been including locking devices with all new guns since 1998. We are proud to have shipped more than 19 million gun locks to our consumers. Ruger also supports Project ChildSafe, which is a largest and most comprehensive firearm safety education program in the United States. Since it started in 1999, Project ChildSafe has distributed more than 37 million free firearm safety kits that includes safe gun handling information and a cable gun lock.

Together, Ruger and the NFSF have distributed more than 55 million locks to firearms owners. In fact, the bags you received today on your way in, include a Project ChildSafe Lock. Earlier, I touched on our core values, one of which is innovation. And values don't mean much if you don't put them into practice, and there's no doubt that Ruger is among the most innovative firearms manufacturers. Though the report describes some of the patents Ruger has been awarded, remember that report focuses primarily on safety related patents. We have received dozens of other patents that are not mentioned there. The long term viability of Ruger and its attractiveness as an investment to shareholders depends mainly on listening to our customers and serving the best interest of consumers who demand safe, rugged, reliable firearms.

We, and our 1,800 loyal, hardworking employees take great pride in our role as arms makers for responsible citizens. We remain dedicated to developing new products to satisfy the needs of the market and for the safe and responsible use of firearms. We're proud of our heritage, confident in our commitment to the Second Amendment and excited about our future. As I've told our team here at Ruger many times, this is a tough market. But I like our chance is a whole lot better than the competition, and I hope you do too. Thank you.

QUESTIONS AND ANSWERS

Ronald C. Whitaker: Thank you, Chris. At this time, we'll open the floor to questions from members of the audience who are here in person. As I stated at the outset of the meeting, only individuals with a green badge will be permitted to ask questions. Anyone with a green badge wishing to ask a question should stand up and come forward and we will pass you a microphone. After being recognized, please identify yourself. Your proper questions will then be addressed before the meeting. As I noted at the beginning of the meeting, please limit your questions to corporate business and make them no longer than 2 minutes to allow us time to address all questions. Are there any questions?

Colleen Scanlon: Hi, my name is Colleen Scanlon. And I'm here representing Catholic Health Initiatives and the proponents of last year's resolution requested a report on gun safety. And as you noted, Chris, the shareholder resolution did receive a significant number of votes. Shareholders are interested in knowing how the Company monitors violent events associated with its product and what measures it's taking to make those products safer. We recognized that you did fulfill the request and release your report on February 8 of this year, but the report still left us with concerns. Management maintains that it's not feasible to improve internal tracking systems to learn when its weapons might be associated with violent events, a claim we find unacceptable given the potential risk for misuse. Shareholders believe the Company has both a business and a moral obligation to overcome perceived challenges and work with both law enforcement and its distributors to close gaps and help prevent its products from getting into the wrong hands and causing harm. Management also continues to dismiss smart gun technology, claiming it is currently unreliable and therefore not worth pursuing, yet we read that several companies working to bring gun -- safe guns to market in the near term. We find management's position dangerously shortsighted. It ignores a significant business opportunity, as well as one of the most promising prospects for reducing gun violence. Our Company should be actively involved in advancing this technology. It would certainly reflect your commitment to innovation. But perhaps what's most disturbing is the Company's policy of refusing to engage with its shareholders to discuss these concerns, in an effort to find a responsible path forward. This policy is unreasonable and counterproductive to Ruger's interest, shareholder interest, and the interest of society at large. In your April 30 letter to shareholders, you state and I quote, "That shareholder engagement is an important topic, and that you are committed to reexamining your policy and considering other options forward". So we ask you today, will you drop your policy and agree to engage productively with your shareholders? We still believe that Sturm, Ruger can contribute to solutions that will address the plague of gun violence. The potential victims of gun violence, their future, as well as the future of Sturm, Ruger depends on it and we hope you'll reconsider that policy and talk with your shareholders.

Christopher J. Killoy: Thank you, Ms. Scanlon. So you're aware as recently as yesterday, our quarterly Board meeting that preceded this annual meeting. That was one of our agenda items. We did talk extensively about shareholder engagement. We are taking a look at that. We've got some follow up actions from our Board. I would suggest standing by as we do plan to relook at that policy, and likely modify it. We reached out to several large institutional shareholders in advance of this meeting to discuss their concerns. And likely, we'll be doing more of that in the future. So I would expect more of that. I would tell you that we are a small organization. Our Investor Relations department is really Tom Dineen, myself and Kevin. So we don't have a separate department for a publicly traded Company. We're pretty small. And there's only a certain limited bandwidth that we have to engage those bigger shareholders. But we are going to look at that policy. And again, it was a full topic. We had a fulsome discussion at yesterday's Board meeting and I would look for -- in the future for change to that topic.

Laura Krausert: Good morning. And my name is Laura Krausert, and I'm here representing the Adrian Dominican Sisters, and I want to thank you for the kind and generous welcome that many of you provided today. I want to thank you also for the report that you gave us on February 8.

We do have concerns that the Company still does not recognize the reputational and financial risks associated with gun violence in our society. We understand that you believe that you are worried about alienating your customer base if you succumb to actions that can be perceived to be politically motivated, but we disagree. The risks posed by escalating gun violence are increasingly damaging in our opinion to both reputation and financial viability.

Recently, there's been a huge upsurge of prevention efforts both in legislation and organizational action. In fact, post the tragic Parkland shooting, 26 states and the District of Columbia passed 67 laws to prevent further gun violence. The U.S. House just passed 2 significant background check laws this year, which was the first that was seen in over 2 decades. So we believe the tides are turning, and we think it might be shortsighted to believe that this groundswell will not ultimately reach the Company and call upon you for contribution to solutions.

It seems that your aversion is largely related to what you've seen from others within the industry as politically expedient courses of action. These actions, which have been attempts to prevent gun violence and improve gun safety, were seen as harmful because they could have offended the core customers and impacted sales. We believe this trend is also waning. A gun manufacturer willing to step out as a leader in gun safety and gun violence prevention efforts is long overdue. We believe the tide is turning, even amongst gun owners, and we welcome solutions to the epidemic of gun violence throughout the country.

This is an opportunity for Sturm, Ruger to lead into a future where sensible solutions to preventing violence can peacefully coexist with Second Amendment Rights. And we ask that you will consider this.

Christopher J. Killoy: I guess, the one thing I would say is that we are constantly involved in assessing risk to our Company. Business risk as it relates to sales, our balance sheet, our customer base, and risk is something we take very seriously. We have a risk oversight committee that meets quarterly. We are constantly looking at risks and we do assess the risk to our corporate reputation. But remember, we're a firearms manufacturer; we are making what we consider to be great firearms for our customers. We go to great lengths to sell them in a compliant and legal fashion, compliant with your federal, state and local regulations and laws at all levels.

We sell primarily through a network of 2 step distributors where we sell to distributors, who have a federal firearms license. They then transfer to another federal firearms licensee before the consumer has purchased that gun. And we think that the way we conduct ourselves is very professional, very ethical and there's nothing we're ashamed of as far as how we do business. And like I said, we take our reputational risk very seriously.

But again, we're in the gun business. I was at Smith & Wesson, as Vice President of Sales and Marketing when Smith & Wesson signed an agreement with the HUD administration. I remember what happened. It wasn't the NRA who boycotted Smith & Wesson; it was the consumers that boycotted Smith & Wesson. Our consumers at the time almost put the Company out of business. Overnight, we lost close to 50% of our core business. That was driven by customers and that was before the days of the internet where things like boycotts and bans take hold overnight. So we're very skeptical of that view.

Like I said, I've been in the business for 30 years. I think I have a pretty good idea of what our customers want and we're constantly looking at new products, new opportunities, and we don't discuss anything under development. So while people often think there's a great market for "smart guns" or user authorized technology, we're not seeing it. I have a sign on our web page -- our website called e-mail the CEO. I get hundreds of questions a week. Usually it's related to, I want to see a new caliber and a new gun, a new frame size, a new platform. Occasionally, it's a customer service issue -- why did you do this, why don't you go this direction -- I don't get any of our customers asking for a "smart gun." It's not a question of saying we're not going to look at that. It's a question of we genuinely do not think there is a market for that in addition to the technology not being ready.

Ronald C. Whitaker: Do we have any other questions? Hearing none, I will ask for a motion to adjourn.

Kevin B. Reid: Mr. Chairman, I move that the 2019 annual meeting of stockholders of the Company be adjourned.

Ronald C. Whitaker: May I have a voice vote on the motion? All in favor, please say aye.

Unidentified Shareholder: Aye.

Ronald C. Whitaker: The 2019 annual meeting of the stockholders of the Company is hereby adjourned. On behalf of the Board of Directors, I'd like to thank you for attending the meeting and for your continued support of the Company.

Christopher J. Killoy: Thank you.